HSBC Finance Corporation - Registration No. 333-130580 Rule 424(b)(3) Preliminary Pricing Supplement No. 8 Subject to Completion – dated Monday, February 4, 2008

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XUD6	[----]	1.500%	[----]	Fixed	5.600%	Quarterly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moody’s Rating	S & P Rating
02/15/2018	05/15/2008	$14.16	Yes	Senior Unsecured Notes		Aa3	AA-
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, HSBC Securities (USA) Inc. and INCAPITAL, LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, a division of National Financial Services, LLC, Merrill Lynch & Co., Morgan Stanley, RBC Dain Rauscher Inc., UBS Investment Bank and Wachovia Securities.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes represent obligations of HSBC Finance Corporation and are not obligations of, nor guaranteed by, HSBC Holdings plc or any of its affiliates.

HSBC Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Offering Dates: Monday, February 4, 2008 through
Monday, February 11, 2008
Trade Date: Monday, February 11, 2008 @ 12:00 PM ET
Settlement Date: Thursday, February 14, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry Only
DTC Number: 0235 via RBC Dain Rauscher Inc.
InterNotes® is a registered trademark of
Incapital Holdings LLC
All rights reserved.

						HSBC Finance Corporation HSBC Finance InterNotes Prospectus Supplement dated Nov. 16, 2007 to Prospectus dated December 21, 2005